Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to International Energy, Inc. 2002 – Incentive Stock Option Plan, of our report dated June 9, 2006, on our audits of the consolidated balance sheet of International Energy, Inc. and Subsidiaries ("the Company") (an exploration stage company) as of March 31, 2006, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the year then ended, and for the period from November 6, 1998 (inception) to March 31, 2006.

Our report, dated June 9, 2006, contains an explanatory paragraph that states that the accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced recurring losses from operations since inception and has a substantial accumulated deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington June 9, 2009